Exhibit 5.1
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STRADLEY
RONON
STEVENS
&YOUNG
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Attorneys At Law

                           2600 One Commerce Square
                    Philadelphia, Pennsylvania  19103-7098
                           Telephone (215) 564-8000
                             FAX: (215) 564-8120

                            Malvern, Pennsylvania
                           Cherry Hill, New Jersey
                                  _________

                   Affiliated Office, Vineland, New Jersey
                               Gruccio, Pepper,
                    Giovinazzi, DeSanto and Farnoly, P.A.

October 2, 1995

Technitrol, Inc.
1210 Northbrook Drive, Suite 385
Trevose, Pennsylvania  19053


Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have acted as counsel to Technitrol, Inc. (the "Company") in the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, 253,306 shares of the Company's common stock, par value $.125 per share (the "Common Stock").

     For the purpose of rendering the opinions contained herein, we have examined such matters of law as we deem necessary or appropriate and have examined and relied (without independent investigation) on only the following documents, records and certificates:

     (1) a subsistence certificate with respect to the Company issued by the Secretary of State of the Commonwealth of Pennsylvania on September 20, 1995;

     (2) the Articles of Incorporation, as amended, of the Company, certified by the Secretary of the Company;

     (3) the By-laws of the Company, certified by the Secretary of the Company; and

     (4)  the Registration Statement.

     In rendering this opinion, we have assumed and relied upon, without independent investigation, other than the inquiry referred to above, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies.

     The laws covered by the opinions expressed herein are limited to the Federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States and the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the Commonwealth of Pennsylvania.

     This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

     Based upon the foregoing, it is our opinion that the Common Stock when issued will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

                              Very Truly Yours,

                              STRADLEY, RONON, STEVENS & YOUNG


                              By:      /s/ James M. Papada, III
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                                 James M. Papada, III, Esquire, a Partner